Exhibit 99.15.1

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Independent Auditors' Report

The Board of Directors and Stockholders

Plug Power Inc.:

We have audited the accompanying consolidated balance sheet of Plug Power Inc. and subsidiary (a development stage enterprise) as of December 31, 2002 and 2001, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years ended December 31, 2002 and 2001 and for the period June 27, 1997 (inception) to December 31, 2002. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. The cumulative consolidated statements of operations, stockholders' equity, and cash flows for the period June 27, 1997 (inception) to December 31, 2002 include amounts for the period from June 27, 1997 (inception) to December 31, 1997 and for each of the years in the three-year period ending December 31, 2000, which were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for the period June 27, 1997 through December 31, 2000 is based solely on the report of other auditors.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provides a reasonable basis for our opinion.

In our opinion, based on our audits and the report of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Plug Power Inc. and subsidiary (a development stage enterprise) as of December 31, 2002 and 2001, and the results of their operations and their cash flows for the years ended December 31, 2002 and 2001 and for the period June 27, 1997 (inception) to December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

KPMG LLP

Albany, New York

February 7, 2003, except as to

Note 15 which is as

of March 25, 2003

Report of Independent Accountants

To the Board of Directors and Stockholders of Plug Power Inc. and Subsidiary:

In our opinion, the accompanying consolidated statements of operations, stockholders' equity and cash flows of Plug Power Inc. and its subsidiary (a development stage enterprise) present fairly, in all material respects the results of their operations and their cash flows for the year ended December 31, 2000 and, cumulatively, for the period from June 27, 1997 (date of inception) to December 31, 2000 (not separately presented herein) in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

PRICEWATERHOUSECOOPERS LLP

Albany, New York

February 9, 2001

PLUG POWER INC. and Subsidiary

(A Development Stage Enterprise)

Consolidated Balance Sheets

Assets	December 31, 2002	December 31, 2001
Current assets:
Cash and cash equivalents	27,257,641	53,648,145
Restricted cash	325,000	310,000
Marketable securities	28,590,378	39,034,314
Accounts receivable	4,145,328	2,608,321
Inventory	2,031,995	2,271,278
Prepaid development costs	2,145,265	1,760,131
Prepaid expenses and other current assets	2,639,630	932,719

Total current assets	67,135,237	100,564,908
Restricted cash	4,675,274	5,000,274
Property, plant and equipment, net	26,320,676	30,240,631
Intangible asset	514,847	3,470,139
Investment in affiliates	9,488,762	11,498,000
Other assets	547,995	600,055

Total assets	108,682,791	151,374,007

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	947,839	762,972
Accrued expenses	3,103,135	3,421,106
Deferred revenue	5,878,784	5,684,793
Current portion of capital lease obligation and long-term debt	329,706	330,072

Total current liabilities	10,259,464	10,198,943
Long-term debt	4,644,288	5,000,274
Deferred revenue	200,000	400,000
Capital lease obligation	-	4,706
Other liabilities	882,271	767,193

Total liabilities	15,986,023	16,371,116

Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.01 par value per share; 5,000,000 shares authorized; none issued and outstanding	-	-
Common stock, $0.01 par value per share; 245,000,000 shares authorized at December 31, 2002 and December 31, 2001; 50,997,073 shares issued and outstanding, December 31, 2002 and 50,322,928 shares issued and outstanding, December 31, 2001	509,971	503,229
Paid-in capital	347,747,664	342,842,203
Deficit accumulated during the development stage	(255,560,867)	(208,342,541)

Total stockholders' equity	92,696,768	135,002,891

Total liabilities and stockholders' equity	108,682,791	151,374,007

The accompanying notes are an integral part of the consolidated financial statements.

PLUG POWER INC. and Subsidiary

(A Development Stage Enterprise)

CONSOLIDATED STATEMENTS OF OPERATIONS

For the years ended December 31, 2002 , 2001 and 2000 and Cumulative Amounts from Inception

	December 31, 2002	December 31, 2001	Cumulative Amounts from Inception
Product and service revenue	9,426,803	2,573,434	$12,000,237
Research and development contract revenue	2,391,374	3,168,091	32,672,579

Total revenue	11,818,177	5,741,525	44,672,816
Cost of revenues	11,340,657	11,290,891	61,275,110
In-process research and development	-	-	9,026,640
Research and development expense:
Noncash stock-based compensation	1,003,616	1,300,807	2,552,205
Other research and development	39,285,548	59,299,042	190,680,956
General and administrative expense:
Noncash stock-based compensation	481,927	502,370	12,020,170
Other general and administrative	6,473,957	6,990,119	31,907,492

Operating loss	(46,767,528)	(73,641,704))	(262,789,757)
Interest income	1,655,075	4,070,419	17,227,053
Interest expense	(96,635)	(259,958))	(909,175)

Loss before equity in losses of affiliates	(45,209,088)	(69,831,243))	(246,471,879)
Equity in losses of affiliates	(2,009,238)	(3,280,784))	(9,088,988)

Net loss	(47,218,326)	(73,112,027))	$(255,560,867)

Loss per share:
Basic and diluted	(0.93)	(1.56))

Weighted average number of common shares outstanding	50,644,950	46,840,091

The accompanying notes are an integral part on the consolidated financial statements.

PLUG POWER INC. and Subsidiary

(A Development Stage Enterprise)

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the years ended December 31, 2002, 2001 and 2000 and cumulative amounts from inception

	December 31, 2002	December 31, 2001	December 31, 2000	Cumulative Amounts from Inception
Cash Flows From Operating Activities:
Net loss	(47,218,326)	(73,112,027)	(86,241,899)	(255,560,867)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	5,478,831	4,750,510	3,037,818	15,306,195
Equity in losses of affiliates	2,009,238	3,280,784	2,327,216	9,088,988
Amortization of intangible asset	2,955,292	3,356,927	2,797,434	9,109,653
Noncash prepaid development costs	1,614,866	5,419,630	820,239	7,854,735
Loss on disposal of property, plant and equipment	(76,132)	108,625	-	32,493
In-kind services	-	-	840,000	1,340,000
Stock-based compensation	1,485,543	2,013,177	8,096,779	15,036,299
Amortization of deferred grant revenue	(200,000)	(200,000)	(200,000)	(600,000)
Amortization of deferred rent	-	-	-	150,000
Write-off of deferred rent	-	-	-	1,850,000
In-process research and development	-	-	-	4,042,640
Changes in assets and liabilities:
Accounts receivable	(1,537,007)	(1,193,272)	3,797,894	(4,145,328)
Inventory	239,283	(103,272)	(1,863,295)	(2,031,995)
Due from investor	-	-	-	286,492
Prepaid development costs	-	375,000	(375,000)	-
Prepaid expenses and other current assets	(1,706,911)	(238,541)	(569,798)	(2,617,716)
Accounts payable and accrued expenses	(133,104)	(5,229,482)	1,764,938	4,002,866
Deferred revenue	193,991	5,484,793	-	6,678,784
Due to investor	-	-	-	(286,492)

Net cash used in operating activities	(36,894,436)	(55,287,148)	(65,767,674)	(190,463,253)

Cash Flows From Investing Activities:
Purchase of property, plant and equipment	(1,267,556)	(2,678,802)	(11,994,519)	(29,460,926)
Proceeds from disposal of property, plant and equipment	274,000	36,666	-	310,666
Purchase of intangible asset	-	-	(9,624,500)	(9,624,500)
Investment in affiliate	-	-	(1,500,000)	(1,500,000)
Marketable securities	10,443,936	(10,812,462)	(28,221,852)	(28,590,378)

Net cash provided by (used in) investing activities	9,450,380	(13,454,598)	(51,340,871)	(68,865,138)

Cash Flows From Financing Activities:
Proceeds from issuance of common stock	-	9,600,000	-	140,342,782
Proceeds from initial public offering, net	-	-	-	94,611,455
Proceeds from secondary public offering, net	-	52,017,750	-	52,017,750
Stock issuance costs	-	(429,199)	-	(2,068,776)
Proceeds from shares issued for stock option exercises and employee stock purchase plan	1,104,610	2,782,546	4,201,480	8,130,543
Cash released from (placed in) escrow	310,000	290,000	275,000	(5,000,274)
Principal payments on long-term debt and capital lease obligations	(361,058)	(382,769)	(352,658)	(1,447,448)

Net cash provided by financing activities	1,053,552	63,878,328	4,123,822	286,586,032

(Decrease) increase in cash and cash equivalents	(26,390,504)	(4,863,418)	(112,984,723)	27,257,641
Cash and cash equivalents, beginning of period	53,648,145	58,511,563	171,496,286	-

Cash and cash equivalents, end of period	27,257,641	53,648,145	58,511,563	27,257,641

The accompanying notes are an integral part of the consolidated financial statements.

PLUG POWER INC. and Subsidiary

(A Development Stage Enterprise)

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

For the years ended December 31, 2002, 2001 and 2000

	Shares
		Common stock Amount	Additional Paid-in Capital	Deficit Accumulated During the Development Stage	Total Stockholders' Equity
Balance, December 31, 1999	43,015,508	430,155	249,964,994	(48,988,615)	201,406,534
Stock issued for equity in affiliate	7,000	70	827,680		827,750
Stock issued for development agreement	104,869	1,048	4,998,952		5,000,000
Stock issued to employees	3,041	31	253,893		253,924
Stock based compensation			7,842,855		7,842,855
Stock option exercises	632,378	6,324	3,786,704		3,793,028
Stock issued under employee stock purchase plan	32,717	327	408,125		408,452
In-kind services			840,000		840,000
Net loss				(86,241,899)	(86,241,899)

Balance, December 31, 2000	43,795,513	437,955	268,923,203	(135,230,514)	134,130,644
Public offering, net	4,575,000	45,750	51,542,801		51,588,551
Private placement proceeds, net	833,332	8,333	9,591,667		9,600,000
Stock issued for development agreement	96,336	963	2,999,037		3,000,000
Stock option issued to affiliate			5,000,000		5,000,000
Stock based compensation	189,084	1,891	2,011,286		2,013,177
Stock option exercises	760,531	7,606	2,044,348		2,051,954
Stock issued under employee stock purchase plan	73,132	731	729,861		730,592
Net loss				(73,112,027)	(73,112,027)

Balance, December 31, 2001	50,322,928	503,229	342,842,203	(208,342,541)	135,002,891
Stock issued for development agreement	243,383	2,434	1,997,566		2,000,000
Stock based compensation	213,987	2,140	1,805,453		1,807,593
Stock option exercises	138,567	1,386	707,545		708,931
Stock issued under employee stock purchase plan	78,208	782	394,897		395,679
Net loss				(47,218,326)	(47,218,326)

Balance, December 31, 2002	50,997,073	509,971	347,747,664	(255,560,867)	92,696,768

The accompanying notes are an integral part of the consolidated financial statements.

PLUG POWER INC. AND SUBSIDIARY

(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    Nature of Operations

Description of Business

Plug Power Inc. and subsidiary (Company), was originally formed as a joint venture between Edison Development Corporation (EDC) and Mechanical Technology Incorporated (MTI) in the State of Delaware on June 27, 1997 and succeeded by merger to all of the assets, liabilities and equity of Plug Power, L.L.C. in November 1999.

The Company is a development stage enterprise formed to design, develop and manufacture on-site electric power generation systems utilizing proton exchange membrane (PEM) fuel cells for stationary applications. The Company is focused on fuel cell systems with electrical output of approximately 1-100 kW, fueled by natural gas, liquid petroleum gas (LPG), and hydrogen gas, for a variety of stationary applications. The Company is developing an architected technology platform from which it expects to offer multiple point products, ranging from DC back-up power for telecom applications, to AC prime power for residential and light commercial applications. The platform approach is expected to improve return on investment, while allowing the Company to leverage the volume of several products into cost reduction of common platform components and modules.

The Company's initial product is a fully integrated, grid-parallel 5-kilowatt (kW) fuel cell system that operates on natural gas. This initial product is being marketed to a select number of customers, including utilities, government entities and our distribution partners, GE Fuel Cell Systems, LLC and DTE Energy Technologies, Inc and is intended to offer quality power, provide valuable field testing experience and data and demonstrate fuel cells as a preferred form of alternative distributed power generation. In June 2002, the Company's five-kilowatt product became the first fuel cell system to be certified by the California Energy Commission under the state's Rule 21 grid interconnection standard, and in July, it launched the GenSysTM 5C, which added the capability of capturing heat for combined heat and power applications. In October, the Company added stand-by capability and launched the GenSysTM 5CS. Stand-by capability allows the fuel cell system to provide power to critical loads upon grid interruption. The Company expects subsequent product enhancements to expand the market opportunity for it's fuel cells by lowering the installed cost, decreasing operating and maintenance costs, increasing efficiency, and improving reliability.

Liquidity

The Company's cash requirements depend on numerous factors, including but not limited to product development activities, ability to commercialize its fuel cell systems, market acceptance of its systems and other factors. The Company expects to continue to devote substantial capital resources to its development programs directed at commercializing fuel cell systems worldwide, to hire and train production staff, develop and expand manufacturing capacity and continue research and development activities. The Company will pursue expansion of its operations through internal growth and strategic alliances and expects such activities will be funded from existing cash and cash equivalents, issuance of additional equity or debt securities or additional borrowings subject to market and other conditions.

At December 31, 2002, the Company had unrestricted cash, cash equivalents and marketable securities in the amount of $55.8 million and working capital of $56.9 million. Management believes that the Company's current available cash, cash equivalents and marketable securities will provide sufficient capital to fund operations for at least the next twelve months.

PLUG POWER INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

2.    Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the financial statements of Plug Power Inc. and its wholly owned subsidiary. All significant intercompany balances and transactions have been eliminated in consolidation.

Reclassifications

Certain prior year amounts have been reclassified to conform to the 2002 presentation.

Cash Equivalents and Restricted Cash

Cash equivalents consist of money market accounts, overnight repurchase agreements and certificates of deposit with an initial term of less than three months. For purposes of the consolidated statements of cash flows, the Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

At December 31, 2002 and 2001, the Company has restricted cash in the amount of $5,000,274 and $5,310,274, respectively, that is required to be placed in escrow to collateralize debt related to the purchase of real estate. The escrowed amounts are recorded under the captions, "Restricted cash" in the accompanying consolidated balance sheets.

Marketable Securities

Marketable securities includes investments in corporate debt securities and US Treasury obligations which are carried at fair value. These investments are considered available for sale, and the difference between the cost and the fair value of these securities would be reflected in other comprehensive income (loss) and as a component of stockholders' equity. There was no significant difference between cost and fair value of these investments at December 31, 2002, 2001 or 2000.

Inventory

Inventory is stated at the lower of average cost or market and consists of raw materials.

Product and Service Revenue

The Company applies the guidance within Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" (SAB 101) in the evaluation of its contracts to determine when to properly recognize revenue. Under SAB 101 revenue is recognized when title and risk of loss have passed to the customer, there is persuasive evidence of an arrangement, delivery has occurred or services have been rendered, the sales price is determinable, and collectibility is reasonably assured.

The Company's initial commercial sales for the delivery of limited edition fuel cell systems are contract specific arrangements containing multiple obligations, that may include a combination of fuel cell systems, continued service, maintenance and other support, which are limited to a defined operating period that does not extend beyond the stated contractual term, as well as certain cancellation privileges that expire ratably over the stated contractual term. The multiple obligations within the Company's contractual arrangements are not accounted for separately based on its limited commercial experience and available evidence of fair value. The

PLUG POWER INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

Company's contractual arrangements under its initial commercial sales are with a limited number of customers and the arrangements are separately negotiated and not combined. Contract terms on our initial commercial sales require payment upon delivery and installation of the fuel cell system and are not contingent on the achievement of specific milestones or other substantive performance.

The Company defers recognition of product and service revenue as a result of the cancellation privileges and revenue is recognized on a straight line basis as the cancellation privileges expire ratably over the stated contractual term, which are for periods of six to twenty-four months. At December 31, 2002, the Company has deferred product and service revenue in the amount of $5.5 million.

Research and Development Contract Revenue

Research and development contract revenue primarily relates to cost reimbursement research and development contracts associated with the development of PEM fuel cell technology. We generally share in the cost of these programs with cost sharing percentages between 25% and 50%. Revenue from "time and material" contracts is recognized on the basis of hours utilized, plus other reimbursable contract costs incurred during the period.

Property, Plant and Equipment

Property, plant and equipment are stated at cost or fair value at the date of purchase under purchase accounting. Machinery and equipment under capital leases are stated at the present value of minimum lease payments. Expenditures for maintenance and repairs are expensed as costs are incurred.

Depreciation on plant and equipment is calculated on the straight-line method over the estimated useful lives of the assets. Machinery and equipment held under capital leases are amortized straight line over the shorter of the lease term or estimated useful life of the asset.

The Company provides for depreciation and amortization of buildings, building improvements and machinery and equipment over the following estimated useful lives:

Buildings	20 years
Building improvements	5-20 years
Machinery and equipment	3-15 years

Investments in Affiliated Companies

Investments in two affiliated companies, GE Fuel Cell Systems LLC (GEFCS) and Advanced Energy Incorporated, are accounted for by the equity method. The Company would recognize a loss when there is a loss in value in the investment which is other than a temporary decline.

Intangible Assets

Intangible assets, including purchased technology and other intangible assets, are carried at cost less accumulated amortization. The Company amortizes intangible assets on a straight-line basis over their estimated useful lives. The range of estimated useful lives on the Company's identifiable intangibles is three to ten years.

PLUG POWER INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

Impairment of Long-Lived Assets

Statement of Financial Accounting Standards (SFAS) No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" provides a single accounting model for long-lived assets to be disposed of. SFAS No. 144 also changes the criteria for classifying an asset as held for sale; and broadens the scope of businesses to be disposed of that qualify for reporting as discontinued operations and changes the timing of recognizing losses on such operations. The Company adopted SFAS No. 144 on January 1, 2002. The adoption of SFAS No. 144 did not affect the Company's consolidated financial statements.

In accordance with SFAS No. 144, long-lived assets, such as property, plant, and equipment, and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. The assets and liabilities of a disposed group classified as held for sale would be presented separately in the appropriate asset and liability sections of the balance sheet.

Goodwill and intangible assets not subject to amortization, if any, are tested annually for impairment, and are tested for impairment more frequently if events and circumstances indicate that the asset might be impaired. An impairment loss is recognized to the extent that the carrying amount exceeds the asset's fair value.

Prior to the adoption of SFAS No. 144, the Company accounted for long-lived assets in accordance with SFAS No. 121, "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of."

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Research and Development

Costs incurred in the research and development of the Company's fuel cell systems are expensed as incurred.

Stock-Based Compensation

The Company applies the intrinsic value-based method of accounting prescribed by Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations including Financial Accounting Standards Board ("FASB") Interpretation No. 44, "Accounting for Certain Transactions involving Stock Compensation an interpretation of APB Opinion No. 25", to account for its fixed

PLUG POWER INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

plan stock options. Under this method, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. SFAS No. 123, "Accounting for Stock-Based Compensation," established accounting and disclosure requirements using a fair value-based method of accounting for stock-based employee compensation plans. As allowed by SFAS No. 123, the Company has elected to continue to apply the intrinsic value-based method of accounting described above, and has adopted the disclosure requirements of SFAS No. 123. The following table illustrates the effect on net loss if the fair-value-based method had been applied to all outstanding and unvested awards in each period:

	2002	2001	2000
Net loss, as reported	(47,218,326)	(73,112,027)	(86,241,889)
Add: Stock-based employee compensation expense included in reported net loss	1,485,543	1,803,177	7,842,855
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards	(23,660,210)	(30,491,031)	(44,268,028)

Proforma net loss	(69,392,993)	(101,799,881)	(122,667,062)

Loss per share:
Basic and diluted-as reported	(0.93)	(1.56)	(1.99)

Basic and diluted-pro forma	(1.37)	(2.17)	(2.83)

Per Share Amounts

Basic earnings per share excludes dilution and is computed by dividing income (loss) available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Company (such as stock options and warrants).

The following table provides calculations of basic and diluted earnings per share:

	2002	2001	2000
Numerator:
Net loss	(47,218,326)	(73,112,027)	(86,241,899)

Denominator:
Weighted average number of common shares	50,644,950	46,840,091	43,308,158

No options or warrants outstanding were included in the calculation of diluted loss per share because their impact would have been anti-dilutive. These dilutive potential common shares are summarized below:

Number of dilutive potential common shares	6,522,164	6,733,932	5,079,450

PLUG POWER INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

Use of Estimates

The consolidated financial statements of the Company have been prepared in conformity with accounting principles generally accepted in the United States of America, which require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Recent Accounting Pronouncements

In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations". SFAS No. 143 requires the Company to record the fair value of an asset retirement obligation as a liability in the period in which it incurs a legal obligation associated with the retirement of tangible long-lived assets that result from the acquisition, construction, development and/or normal use of the assets. The Company also records a corresponding asset which is depreciated over the life of the asset. Subsequent to the initial measurement of the asset retirement obligation, the obligation will be adjusted at the end of each period to reflect the passage of time and changes in the estimated future cash flows underlying the obligation. The Company is required to adopt SFAS No. 143 on January 1, 2003. Management is currently evaluating the impact, if any, that the adoption of SFAS No. 143 may have on the Company's consolidated financial statements.

In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities", which addresses accounting for restructuring and similar costs. SFAS No. 146 nullifies previous accounting guidance, principally EITF Issue No. 94-3. SFAS No. 146 requires that the liability for costs associated with an exit or disposal activity be recognized when the liability is incurred. Under EITF Issue No. 94-3, a liability for an exit cost was recognized at the date of the Company's commitment to an exit plan. SFAS No. 146 also establishes that the liability should initially be measured and recorded at fair value. Accordingly, SFAS No. 146 may affect the timing of recognizing future restructuring costs as well as the amounts recognized. The Company is required to adopt the provisions of SFAS No. 146 for exit or disposal activities initiated after December 31, 2002.

In November 2002, the FASB issued FASB Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, an interpretation of FASB Statements No. 5, 57, and 107 and a recission of FASB Interpretation No. 34" ("FIN 45"). This Interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees issued. The Interpretation also clarifies that a guarantor is required to recognize, at inception of a guarantee, a liability for the fair value of the obligation undertaken. The initial recognition and measurement provisions of FIN 45 are applicable to guarantees issued or modified after December 31, 2002 and the disclosure requirements are effective for financial statement periods ending after December 15, 2002. To date, the Company has not entered into any transactions whereby it has guaranteed, either directly or indirectly, any indebtedness. Management anticipates that the adoption of this Interpretation will not have a material effect on the Company's consolidated financial statements.

In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure, an amendment of FASB Statement No. 123" to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. Additionally, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both the annual and interim financial statements. Certain of the disclosure modifications are required for fiscal years ending after December 15, 2002 and are included in the notes to these consolidated financial statements.

PLUG POWER INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

3.    Investment in Affiliates

GE Fuel Cell Systems, LLC

In February 1999, we entered into a joint venture agreement with GE MicroGen, Inc. to form GE Fuel Cell Systems, LLC (GEFCS), to exclusively market, sell, install and service certain of our PEM fuel cell systems under 35 kW designed for use in residential, commercial and industrial stationary power applications on a global basis, with the exception of the states of Illinois, Indiana, Michigan and Ohio, in which DTE Energy Technologies, Inc., has exclusive distribution rights. GE MicroGen, Inc. is a wholly owned subsidiary of General Electric Company that operates within the GE Power Systems business.

In connection with the original formation of GEFCS, the Company issued 2,250,000 shares of its common stock to GE MicroGen, Inc. in exchange for a 25% interest in GEFCS. As of the date of issuance of such shares, the Company capitalized $11.3 million, the fair value of the shares issued, under the caption "Investment in affiliates" in the accompanying consolidated financial statements. In accordance with the terms of the agreement, General Electric will provide capital in the form of a loan not to exceed $8.0 million, to fund the operations of GEFCS.

In August 2001, the Company amended it's agreements with GE Microgen, Inc. and GEFCS to expand GEFCS' exclusive worldwide distribution rights to include all of it's stationary PEM fuel cell systems. In addition, the Company increased our ownership interest in GEFCS from 25% to 40%. In return, the Company granted GE Power Systems Equities, Inc. an option to purchase 725,000 shares of our common stock at any time prior to August 21, 2006 at an exercise price of $15.00 per share. The Company also replaced the product specifications, prices and delivery schedule in their distribution agreement with a high-level, multi-generation product plan, with subsequent modifications being subject to mutual agreement, and extended the term of the agreement to December 31, 2014. In connection with these transactions, the Company capitalized $5.0 million, the fair value, calculated using the Black-Scholes pricing model, of the option to purchase 725,000 shares of Plug Power common stock, under the caption "Investment in affiliates" in the accompanying consolidated financial statements, and is amortizing this amount over the remaining term of the original distribution agreement.

The Company accounts for its interest in GEFCS on the equity method of accounting and adjusts its investment by its proportionate share of income or losses under the caption "Equity in losses of affiliates" in the accompanying consolidated statements of operations. GEFCS had an operating and net loss of $300,287 for the year ended December 31, 2002. For the years ended December 31, 2002, 2001 and 2000, equity in losses of affiliates, related to GEFCS, was $1,911,715, $1,687,627 and $1,690,146 including amortization of $1,791,600, $1,402,750 and $1,125,000, respectively. Accumulated amortization at December 31, 2002 and 2001 was $5,350,600 and $3,559,000, respectively.

Under a separate agreement, the Company has agreed to source from General Electric Company technical support services for its product development effort, including engineering, testing, manufacturing and quality control services. Under this agreement, the Company has committed to purchase a minimum of $12.0 million of such services over a five year period, which began September 30, 1999. At December 31, 2002 and 2001, approximately $135,000 and $35,000, respectively, was payable to General Electric Company under this arrangement. Through December 31, 2002, the Company has purchased approximately $6.6 million of such services. General Electric Company has agreed to act as the agent in procuring certain equipment, parts and components and is providing training services to the Company's employees regarding procurement activities pursuant to this agreement.

PLUG POWER INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

Advanced Energy Incorporated

In March 2000, we acquired a 28% ownership interest in Advanced Energy Incorporated (AEI) in exchange for a combination of $1.5 million cash and 7,000 shares of Plug Power common stock valued at approximately $828,000, the closing price on the date of issuance. We account for our interest in AEI on the equity method of accounting and adjust our investment by our proportionate share of income or losses. The amount by which the purchase price of the Company's ownership interest exceeded the underlying equity in net assets of AEI at the acquisition date was approximately $1,773,000 and was fully amortized as of December 31, 2001. As of March 31, 2002, we recorded equity in losses of affiliates, related to AEI, of $97,523 which reduced the carrying value of our investment to zero. We have no additional legal obligations to provide funding or other support to AEI and have ceased recording any proportionate share of losses incurred by AEI.

4.    Property, Plant and Equipment

Property, plant and equipment at December 31, 2002 and 2001 consists of the following:

	December 31, 2002	December 31, 2001
Land	$90,000	$90,000
Buildings	14,557,080	14,757,080
Building improvements	5,992,404	5,977,712
Machinery and equipment	20,279,219	18,740,855

	40,918,703	39,565,647
Less accumulated depreciation and amortization	(14,598,027)	(9,325,016)

Property, plant, and equipment, net	$26,320,676	$30,240,631

Depreciation expense was $5,311,693, $4,583,372 and $3,037,818 for the years ended December 31, 2002, 2001 and 2000, respectively.

5.    Intangible Assets

In June 2001, the FASB issued SFAS No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 requires that the purchase method of accounting be used for all business combinations. SFAS No. 141 specifies criteria that intangible assets acquired in a business combination must meet to be recognized and reported separately from goodwill. The Company adopted the provisions of SFAS No. 141 as of July 1, 2001.

Effective January 1, 2002, the Company adopted SFAS No. 142. This statement changed the accounting for goodwill and indefinite-lived intangible assets from an amortization approach to an impairment-only approach. Goodwill and intangible assets with indefinite useful lives are subject to a periodic impairment test. If the carrying value of goodwill or an intangible asset exceeds its fair value, an impairment loss shall be recognized. Acquired intangible assets with determinable useful lives continue to be amortized over their estimated useful lives in proportion to the economic benefits consumed. These estimated useful lives are required to be reevaluated each reporting period. Amortizable intangible assets are to be reviewed for impairment in accordance with SFAS No. 144.

In conjunction with the adoption of SFAS No. 142, the Company reassessed the useful lives and the classification of its finite-lived acquired intangible assets and determined that no revisions were necessary. The

PLUG POWER INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

gross carrying amount and accumulated amortization of the Company's acquired intangible assets as of December 31, 2002 and December 31, 2001 were as follows:

	Weighted Average Amortization Period
		Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Distribution Agreement	10 years	16,250,000	6,761,238	16,250,000	4,849,592
Purchased Technology	3 years	9,267,500	8,752,653	9,267,500	5,797,361

Total		25,517,500	15,513,891	25,517,500	10,646,883

Amortization expense for acquired intangible assets during the years ended December 31, 2002 and December 31, 2001 was $4,746,892 and 4,759,676 respectively. Estimated amortization expense for 2003 and the four succeeding years is as follows:

Estimated Amortization Expense
2003	$2,306,446
2004	1,791,660
2005	1,791,660
2006	1,791,660
2007	1,791,660

6.    Debt

In connection with the Company's purchase of real estate in July, 1999, the Company assumed a $6.2 million letter of credit issued by KeyBank National Association for the express purpose of servicing $6.2 million of debt related to Industrial Development Revenue Bonds issued by the Town of Colonie Industrial Development Agency in favor of the acquired property. The debt matures in 2013 and accrues interest at a variable rate of interest which was approximately 1.55% at December 31, 2002. Simultaneous with the assumption, the Company was required to escrow $6.2 million to collateralize the debt. This debt also contains a subjective acceleration clause based on adverse financial conditions. The bank has provided the Company with a waiver through January 1, 2004 for any adverse changes in financial condition occurring prior to December 31, 2002.

The outstanding balance of the debt as of December 31, 2002 was $5.0 million and the amount of the corresponding escrow requirement as of December 31, 2002 was $5.0 million and is recorded under the balance sheet captions, "Restricted cash." Principal payments due on long-term debt are: 2003, $325,000; 2004, $345,000; 2005, $365,000; 2006, $385,000; 2007, $410,000 and thereafter, $3,139,288.

7.    Accrued Expenses

Accrued expenses at December 31, 2002 and 2001 consisted of:

	2002	2001
Accrued payroll and compensation related costs	470,955	343,936
Accrual for Celanese development agreement	-	1,750,000
Accrual for H-Power acquisition costs	872,951	-
Other accrued liabilities	1,759,229	1,327,170

	3,103,135	3,421,106

PLUG POWER INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

8.    Income Taxes

There was no current income tax expense for the years ended December 31, 2002, 2001 and 2000. The Company was a Limited Liability Company (LLC) until its merger into Plug Power Inc. effective November 3, 1999. From inception through November 3, 1999, the Company was treated as a partnership for federal and state income tax purposes and accordingly the Company's income taxes or credits resulting from earnings or losses were payable by, or accrued to its members. Therefore, no provision for income taxes has been made prior to November 3, 1999.

Effective November 3, 1999, the Company is taxed as a corporation for Federal and State income tax purposes and the effect of deferred taxes recognized as a result of the change in tax status of the Company have been included in operations. Deferred tax assets and liabilities are determined based on the temporary differences between the financial statement and tax bases of assets and liabilities as measured by the enacted tax rates.

The significant components of deferred income tax expense (benefit) for the years ended December 31, 2002, 2001 and 2000 are as follows:

	2002	2001	2000
Deferred tax benefit	(1,535,911)	(13,405,600)	(6,695,100)
Net operating loss carryforward	(17,090,891)	(25,373,800)	(28,476,400)
Valuation allowance	18,626,802	38,779,400	35,171,500

Provision for income taxes	-	-	-

The Company's effective income tax rate differed from the Federal statutory rate as follows:

	Years ended December 31,
	2002	2001	2000
Federal statutory tax rate	(35.0)%	(35.0)%	(35.0)%
Deferred state taxes, net of federal benefit	(4.9)	(4.5)	(5.0)
Other, net	1.0	(1.7)	1.0
Tax credits	(0.5)	(9.7)	(2.0)
Adjustment to opening deferred tax balance	-	(2.1)	-
Change in valuation allowance	39.4	53.0	41.0

	0.0%	0.0%	0.0%

PLUG POWER INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

The deferred tax assets and liabilities as of December 31, 2002 and 2001 consist of the following tax effects relating to temporary differences and carryforwards:

	2002	2001
Deferred tax assets:
Intangible assets	7,867,412	7,074,900
Stock-based compensation	384,720	334,000
Deferred income	2,271,514	2,193,900
Investment in affiliates	801,594	678,600
Other reserves and accruals	1,281,418	1,189,200
Tax credit carryforwards	9,923,198	9,686,500
Net operating loss	87,006,391	69,915,500

Total deferred tax assets	109,536,247	91,072,600
Less valuation allowances	(107,488,402)	(88,861,600)
Deferred tax liability:
Property, plant and equipment	(2,047,845)	(2,211,000)

Net deferred tax assets and liabilities	-	-

The Company has recorded a valuation allowance, as a result of uncertainties related to the realization of its net deferred tax asset, for the years ended December 31, 2002 and 2001 of approximately $107.5 million and $88.9 million, respectively. The increase of approximately $18.6 million and $41.8 million during 2002 and 2001, respectively, relates primarily to the net operating losses incurred during each year. The deferred tax asset has been offset by a full valuation allowance because it is more likely than not that the tax benefits of the net operating loss carryforward may not be realized. Included in the valuation allowance as of December 31, 2002 and 2001 are $14.7 million and $14.5 million, respectively, of deferred tax assets resulting from the exercise of employee stock options, which upon subsequent realization of the tax benefits will be allocated directly to paid-in capital.

At December 31, 2002, the Company has unused Federal and State net operating loss carryforwards of approximately $217.5 million. The net operating loss carryforwards if unused will expire as follows: $3.9 million on December 31, 2019, $93.2 million on December 31, 2020, $78.5 million on December 31, 2021 and 41.9 million on December 31, 2022.

9.    Stockholders' Equity

Common Stock

The Company has one class of common stock, par value $.01 per share. Each share of the Company's common stock is entitled to one vote on all matters submitted to stockholders. As of December 31, 2002 there were 50,997,073 shares of common stock issued and outstanding.

Through December 31, 2002, our stockholders in the aggregate have contributed $293.0 million in cash, including $93.0 million in net proceeds from our initial public offering and $51.6 million in net proceeds from our follow-on public offering of common stock, and $35.4 million in other contributions, consisting of in-process

PLUG POWER INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

research and development, real estate, other in-kind contributions and equity interests in affiliates. The following represents a summary of the issuances of shares of common stock since inception.

	No. of Common Shares
		Cash Contribution	Noncash Contribution		Total Capital Contribution
1997
DTE Energy Company	4,750,000	4,750,000	-		4,750,000
Mechanical Technology Incorporated	4,750,000	-	4,750,000	(a)	4,750,000

	9,500,000	4,750,000	4,750,000		9,500,000

1998
DTE Energy Company	4,950,000	7,750,000	-		7,750,000
Mechanical Technology Incorporated	2,700,000	3,000,000	550,000	(a)	5,500,000
Stock based compensation and other noncash transactions	-	-	212,000	(c)	(1,738,000)

	7,650,000	10,750,000	762,000		11,512,000

1999
Edison Development Corporation	4,004,315	28,697,782	-		28,697,782
Mechanical Technology Incorporated	6,254,315	24,000,000	8,897,782	(a)	30,947,782
General Electric Company	5,250,000	37,500,000	11,250,000	(b)	48,750,000
Other private investors	3,549,850	25,045,000	-		25,045,000
Initial public offering-net	6,782,900	92,971,878	-		92,971,878
Stock option exercises	24,128	41,907	-		41,907
Stock based compensation and other noncash transactions	-	-	978,800	(c)	2,928,800

	25,865,508	208,256,567	21,126,582		229,383,149

2000
Stock option exercises	632,378	3,793,028	-		3,793,028
Stock issued under employee stock purchase plan	32,717	408,452	-		408,452
Stock issued for development agreement	104,869	-	5,000,000	(d)	5,000,000
Stock issued for equity in affiliate	7,000	-	827,750	(e)	827,750
Stock based compensation andother noncash transactions	3,041	-	8,936,779	(c)	8,936,779

	780,005	4,201,480	14,764,529		18,966,009

2001
Edison Development Corporation	416,666	4,800,000	-		4,800,000
General Electric Company	416,666	4,800,000	-		4,800,000
Public offering-net	4,575,000	51,588,551	-		51,588,551
Stock option exercises	760,531	2,051,954	-		2,051,954
Stock issued under employee stock purchase plan	73,132	730,592	-		730,592
Stock issued for development agreement	96,336	-	3,000,000	(d)	3,000,000
Stock option issued to affiliate	-	-	5,000,000	(f)	5,000,000
Stock based compensation and other noncash transactions	189,084	-	2,013,177	(g)	2,013,177

	6,527,415	63,971,097	10,013,177		73,984,274

PLUG POWER INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

	No. of Common Shares	Cash Contribution	Noncash Contribution		Total Capital Contribution
2002
Stock option exercises	138,567	708,931	-		708,931
Stock issued under employee stock purchase plan	78,208	395,679	-		395,679
Stock issued for development agreement	243,383	-	2,000,000	(d)	2,000,000
Stock based compensation and other noncash transactions	213,987	-	1,807,593	(g)	1,807,593

	674,145	1,104,610	3,807,593		4,912,203

Total as of December 31, 2002	50,997,073	293,033,754	55,223,881		$348,257,635

a.

Since inception, MTI has contributed in-process research and development of $4,042,640; certain net assets at inception of $707,360; $2,000,000 of deferred rent related to a below market lease for office and manufacturing facilities; $500,000 of in-kind services; land and buildings valued at approximately $4,697,782; and research contracts valued at approximately $2,250,000.

b.

In February 1999, the Company issued 2,250,000 shares of common stock to GE MicroGen, Inc. in exchange for a 25% interest in GE Fuel Cell Systems, LLC. The fair value of the shares issued of $11,250,000 was recorded under the balance sheet caption "Investment in affiliates". See note 3.

c.

These issuances primarily represent stock based compensation issued to employees, consultants and others for services performed. These amounts are recorded at the fair value of the issuance on the date the compensation is awarded.

d.	Represents the fair value of shares issued to Engelhard Corporation for the development and supply of advanced catalysts as part of a development agreement discussed in note 14.
e.	Represents the fair value of shares issued along with cash for a 28% ownership interest in Advanced Energy Incorporated as described in note 3.
f.

Represents the fair value of an option to purchase 725,000 shares of the Company's common stock issued to GE Power Systems Equities, Inc. as part of the amendment to the GE Fuel Cell Systems LLC distribution agreement. See note 3.

g.	Represents stock based compensation issued to employees, consultants and others for services performed and is recorded at the fair value of the issuance on the date the compensation is awarded.

Preferred Stock:

The Company has authorized 5.0 million shares of preferred stock, par value $.01 per share. Our certificate of incorporation provides that shares of preferred stock may be issued from time to time in one or more series. Our Board of Directors is authorized to fix the voting rights, if any, designations, powers, preferences, qualifications, limitations and restrictions thereof, applicable to the shares of each series. As of December 31, 2002, there was no preferred stock outstanding.

10.    Employee Benefit Plans

Stock Option Plans (the Plans):

Effective July 1, 1997, the Company established a stock option plan to provide employees, consultants, and members of the Board of Directors the ability to acquire an ownership interest in the Company. Options for employees generally vest 20% per year and expire ten years after issuance. Options granted to members of the Board generally vest 50% upon grant and 25% per year thereafter. Options granted to consultants generally vest

PLUG POWER INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

one-third on the expiration of the consultant's initial contract term, with an additional one-third vesting on each anniversary thereafter. At December 31, 2002, there were a total of 1,342,971 options granted and outstanding under this plan. Although no further options will be granted under this plan, the options previously granted will continue to vest in accordance with this plan and vested options will be exercisable for shares of common stock.

In August 1999, the Board of Directors and stockholders adopted the 1999 Stock Option and Incentive Plan. At December 31, 2002 there were 4,454,193 options granted and outstanding, and an additional 581,902 options available to be issued under the plan. Additionally, the number of shares of common stock available for issuance under the plan will increase by the amount of any forfeitures under the 1999 Stock Option and Incentive Plan and under the 1997 Stock Option Plan. The number of shares of common stock under the plan will further increase January 1 and July 1 of each year by an amount equal to 16.4% of any net increase in the total number of shares of stock outstanding. The 1999 Stock Option and Incentive Plan permits the Company to: grant incentive stock options; grant non-qualified stock options; grant stock appreciation rights; issue or sell common stock with vesting or other restrictions, or without restrictions; grant rights to receive common stock in the future with or without vesting; grant common stock upon the attainment of specified performance goals; and grant dividend rights in respect of common stock.

To date, options granted under the 1999 Stock Option and Incentive Plan have vesting provisions ranging from immediate vesting to five years in duration and expire ten years after issuance. These grants may be made to officers, employees, non-employee directors, consultants, advisors and other key persons of the Company.

The following table summarizes information about the stock options outstanding under the Plans at December 31, 2002:

	Options Outstanding			Options Exercisable
Exercise Price range	Shares	Average Remaining Life	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
$ 0.00 - 1.00	525,601	4.8	$0.95	500,087	$1.00
1.01 - 8.50	548,204	6.3	6.02	411,410	5.91
8.51 - 9.00	867,362	8.3	8.53	323,946	8.53
9.01 - 11.00	465,700	7.4	10.62	258,320	10.84
11.01 - 15.00	1,069,980	7.7	12.11	489,460	13.08
15.01 - 18.00	902,099	7.9	17.92	372,801	17.89
18.01 - 25.00	519,838	4.6	22.37	248,009	22.25
25.01 - 70.00	229,770	7.3	51.46	177,173	50.78
70.01 - 85.00	531,110	6.9	83.38	318,240	83.38
85.01 - 140.00	137,500	7.2	98.58	82,500	98.58

	5,797,164	7.0	$21.83	3,181,946	$22.24

PLUG POWER INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

The following table summarizes activity under the Plans:

Option Activity	Number of Shares Subject to Option	Weighted Average Exercise Price per Share
Balance January 1, 2000	3,680,715	$5.90

Granted at fair value	2,488,813	49.73
Forfeited or terminated	(457,700)	6.00
Exercised	(632,378)	26.24

Balance December 31, 2000	5,079,450	25.53

Granted at fair value	2,382,628	14.54
Forfeited or terminated	(692,615)	40.06
Exercised	(760,531)	2.71

Balance December 31, 2001	6,008,932	23.36

Granted at fair value	206,298	9.08
Forfeited or terminated	(253,720)	37.46
Exercised	(164,346)	4.31

Balance December 31, 2002	5,797,164	$21.83

At December 31, 2002, 581,902 shares of common stock were reserved for issuance under future stock option exercises.

The per share weighted average fair value of the options granted during 2002, 2001 and 2000 was $6.25, $11.78 and $41.65, respectively, using the Black-Scholes pricing model with the assumptions outlined below.

The dividend yield was assumed to be zero for all periods. The risk free interest rate ranged from 2.9% to 7.4% in 2002, 3.9% to 5.0% in 2001 and 5.0% to 6.7% in 2000. An expected life of 5 years was assumed for each year. Expected volatility of 84% in 2002, 124% in 2001 and 127% in 2000 was used in determining fair value under the Black-Scholes pricing model and was excluded using the minimum value method.

During 1998 the Company awarded 197,000 options to key employees for which issuance was contingent upon the attainment of specified performance objectives. Of those awarded, 87,500 have been forfeited prior to becoming fully vested. The Company recorded a charge to operations for the difference between the exercise price and the fair value of the options at the measurement date in the amount of $168,740 for the year ended December 31, 2000.

1999 Employee Stock Purchase Plan:

In 1999, the Company adopted the 1999 Employee Stock Purchase Plan (the Plan) under which employees will be eligible to purchase shares of the Company's common stock at a discount through periodic payroll deductions. The Plan is intended to meet the requirements of Section 423 of the Internal Revenue Code. Purchases occur at the end of six month offering periods at a purchase price equal to 85% of the market value of the Company's common stock at either the beginning of the offering period or the end of the offering period, whichever is lower. Participants may elect to have from 1% to 10% of their pay withheld for purchase of common stock at the end of the offering period, up to a maximum of $12,500 within any offering period. The Company has reserved 1,000,000 shares of common stock for issuance under the Plan. The Company issued 78,208, 73,132 and 32,717 shares of stock under the Plan during 2002, 2001 and 2000, respectively.

PLUG POWER INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

401(k) Savings & Retirement Plan:

The Company offers a 401(k) Savings & Retirement Plan to eligible employees meeting certain age and service requirements. This plan permits participants to contribute up to 15% of their salary, up to the maximum allowable by the Internal Revenue Service regulations. Participants are immediately vested in their voluntary contributions plus actual earnings thereon. Participants are vested in the Company's matching contribution based on the years of service completed. Participants are fully vested upon completion of three years of service. During 2002, the Company began funding its matching contribution in common stock. Accordingly, in 2002 the Company issued 90,423 shares of common stock to the Plug Power Inc. 401(k) Savings & Retirement Plan.

The Company's expense for this plan, including the issuance of shares in 2002, was $773,000, $774,000 and $517,000 for years ended December 31, 2002, 2001 and 2000, respectively.

11.    Other Related Party Transactions

On June 27, 1997, the Company entered into a distribution agreement with the EDC. Under the agreement, EDC was appointed the Company's exclusive independent distributor in Michigan, Ohio, Indiana and Illinois to promote and assist in the sale of products developed by the Company, subject to certain terms and conditions.

On August 30, 2001, the Company finalized an amendment to the distribution agreement with DTE Energy Technologies, Inc. (an affiliate of EDC and a DTE Energy Company) expanding their exclusive distribution rights within the states of Michigan, Illinois, Ohio and Indiana. Under the agreement, they will market and distribute all sizes of Plug Power's stationary PEM fuel cell systems for use in any power application, except for propulsion.

As of December 31, 2002 and 2001, the Company has a receivable from DTE Energy Technologies, Inc. in the amount of $210,000 and $150,000 respectively.

12.    Fair Value of Financial Instruments

The following disclosure of the estimated fair value of financial instruments is made in accordance with the provision of SFAS No. 107, "Disclosures About Fair Value of Financial Instruments". Although the estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies, the estimates presented are not necessarily indicative of the amounts that the Company could realize in current market exchanges.

The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

Cash and cash equivalents, restricted cash, accounts receivables, accounts payables, and accrued expenses:    The carrying amounts reported in the consolidated balance sheets approximate fair value because of the short maturities of these instruments.

Marketable securities:    The carrying amounts of available-for-sale debt securities reported in the consolidated balance sheets approximate fair values as both amounts are based on quoted market prices at the reporting date for those or similar investments.

Long-term debt:    The fair value of the Company's long-term debt in the consolidated balance sheets approximates the carrying value at December 31, 2002 and 2001. The debt accrues interest at a variable rate of interest which was approximately 1.55% and 2.20% at December 31, 2002 and 2001, respectively.

PLUG POWER INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

13.    Supplemental Disclosures of Cash Flows Information

The following represents required supplemental disclosures of cash flows information and noncash financing and investing activities which occurred during the years ended December 31, 2002, 2001 and 2000:

	2002	2001	2000
Cash paid for interest	$97,009	$239,715	$372,369
Cash paid for income taxes	-	-	-
Issuance of shares for property, plant and equipment	322,050	210,000	253,924
Issuance of shares under Engelhard Corporation development agreement	2,000,000	3,000,000	5,000,000
Issuance of stock option/shares for increased investment in GE Fuel Cell Systems, LLC	-	5,000,000	-
Issuance of shares for acquisition of 28% share of Advanced Energy Systems, Inc.	-	-	827,750

14.    Commitments and Contingencies

Litigation:

havePOWER, LLC Litigation: On or about December 9, 2002, a complaint was filed by havePOWER, LLC ("havePOWER") in the United States District Court for the District of Maryland naming Plug Power and H Power as defendants. havePOWER alleges breach of a Memorandum of Understanding with H Power and that certain dealings with H Power gave rise to a form of exclusive distributorship for the sale of fuel cell products in several states. The complaint seeks damages against H Power of not less than $10,000,000, as well as certain injunctive relief. The complaint also sets forth claims against Plug Power alleging that the merger between Plug Power and H Power constitutes tortious interference with havePOWER's contractual relations and prospective business relations with H Power. havePOWER seeks damages against Plug Power in an amount to be proven at trial, allegedly no less than $10,000,000, and also seeks $30,000,000 in exemplary and punitive damages and certain injunctive relief. H Power has filed an answer to the complaint denying all material allegations, and Plug Power has filed a motion to dismiss all claims against it, which motion is pending. Discovery has only recently commenced. We believe that the allegations against Plug Power and H Power are without merit and intend to defend vigorously those claims.

Shareholder Class Action Lawsuit:    As previously disclosed in September 2000, a shareholder class action complaint was filed in the federal district court for the Eastern District of New York alleging that Plug Power and various of its officers and directors violated certain federal securities laws by failing to disclose certain information concerning the Company's products and future prospects in a registration statement issued in connection with the Company's initial public offering ("IPO") and in subsequent press releases. A consolidated amended complaint extending the class period was subsequently filed.

The Company served its motion to dismiss the claims in May 2001. By order dated January 21, 2003, the Court dismissed all claims relating to pre-IPO press releases, the IPO prospectus and all but three post-IPO press releases. The Court ruled that the three remaining press releases raised questions of fact that could not be resolved on a motion to dismiss. The Court also denied the motion to dismiss the claims against the individual defendants at that time.

The Company believes that the remaining allegations are without merit and intends to vigorously defend against those claims. The Company does not believe that the outcome of these actions will have a material adverse effect upon its financial position, results of operations or liquidity. However, litigation is inherently

PLUG POWER INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

uncertain and there can be no assurances at to the ultimate outcome or effect of these actions. If the plaintiffs were to prevail, such an outcome would have a material adverse effect on the Company's financial condition, results of operations and liquidity.

Alliances and development agreements:

Gastec:    In February 2000, the Company acquired from Gastec, NV, a Netherlands-based company, certain fixed assets and all of its intellectual property related to fuel processor development for fuel cell systems capable of producing up to 100 kW of electric power. The total purchase price was $14.8 million, paid in cash. In connection with the transaction, the Company recorded in-process research and development expense in the amount of $5.0 million, fixed assets in the amount of $192,000 and intangible assets in the amount of $9.6 million. Through December 31, 2002, the Company has expensed $9.1 million related to the intangible assets.

The amount attributable to in-process research and development was valued using an income approach which reflects the present value of future avoided costs the Company estimates it would otherwise have spent if it were to acquire the exclusive rights to this technology, for its remaining useful life, from another entity. The Company then discounted the net avoided cost using a 40% discount rate which the Company believes to be consistent with the risk associated with this early stage technology. This amount was further adjusted to reflect the technology's state of completion, of approximately 30%, in order to reflect the value of the in-process research and development attributable to the efforts of the seller up to the date of the transaction. The fixed assets were capitalized at their fair value and are being depreciated over their useful life and the intangible assets have been capitalized and are being amortized over 36 months. For the years ended December 31, 2002, 2001 and 2000, the Company has recorded amortization of the related intangibles in the amounts of $2,955,293, $3,356,926 and $2,796,934, respectively. Accumulated amortization at December 31, 2002, 2001 and 2000 was $9,109,153, $6,153,860 and $2,796,934, respectively.

Vaillant:    In March 2000, the Company finalized a development agreement with Vaillant GmbH (Vaillant), to develop a combination furnace, hot water heater and fuel cell system that will provide both heat and electricity for the home. Under the agreement, Vaillant will obtain fuel cell subsystems from GEFCS and then will produce the fuel cell heating appliances for its customers in Germany, Austria, Switzerland and the Netherlands, and for GEFCS customers throughout Europe.

In March 2002, the Company amended its agreements with Vaillant to expand their distribution territory, on a non-exclusive basis, to include all of Europe. Also under the amended agreements, the Company will sell fuel cell subsystems directly and exclusively to Vaillant. In exchange for the right to sell fuel cell subsystems directly and exclusively to Vaillant the Company has agreed to pay GE MicroGen, Inc. a royalty, based on a prescribed percentage of sales of fuel cell subsystems (as defined in the amended agreement), beginning in 2003.

Celanese:    In April 2000, the Company entered into a joint development agreement with Celanese GmbH, to develop a high temperature membrane electrode unit whereby the Company agreed to fund a portion of the total joint development effort.

In August 2002, the Company amended and restated the agreement with Celanese. Under the restated agreement the Company will work exclusively with Celanese on the development of a high temperature membrane electrode unit for stationary fuel cell systems with net electrical output of 750 watts up to 25 kilowatts. Additionally, the Company will work with Celanese on a non-exclusive basis to develop a high temperature membrane electrode unit for stationary fuel cell systems with net electrical output of less than 750 watts and greater than 25 kilowatts. Under the new agreement, the Company and Celanese will each fund their own development efforts.

PLUG POWER INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

Engelhard:    In September 2000, the Company finalized a joint development agreement and a supply agreement with Engelhard Corporation for development and supply of advanced catalysts to increase the overall performance and efficiency of the Company's fuel processor. Over the course of the joint development agreement the Company has contributed $10.0 million to fund Engelhard's development efforts, and Engelhard in turn has acquired $10.0 million of the Company's common stock. Of this amount, $7.9 million has been expensed, based on the actual spending incurred by Engelhard under the joint development agreement with the remaining $2.1 million being recorded under the balance sheet caption "Prepaid development costs" as of December 31, 2002. The supply agreement with Engelhard also specifies the rights and obligations for Engelhard to supply products to the Company over the next 10 years.

Honda:    In October 2002, the Company signed a definitive agreement with Honda R&D Co., Ltd. of Japan, a subsidiary of Honda Motor Co., Ltd., to exclusively and jointly develop and test an initial prototype of a home refueling system for fuel cell automobiles. Under the terms of this agreement, the Company's associated research and development efforts will be funded through total installments of $2.975 million. As part of the program, the Company expects to integrate one of its GenSys™5C stationary fuel cell systems with additional components necessary for the home refueling concept. A home refueling system is a fuel cell product that is expected to provide heat, hot water, and electricity to a home, while also providing hydrogen fuel for a fuel cell vehicle. The device will be fueled by natural gas, and is expected to be environmentally friendly due to its high efficiency and low emissions. The exclusive agreement covers the first phase of what is expected to be a multi-phase development project. Through December 31, 2002, the Company has invoiced $1 million under this agreement and recognized research and development contract revenue and associated cost of revenue in the amount $821,105. At December 31, 2002, $178,895 is included in deferred revenue on the accompanying consolidated balance sheet, and will be recognized as actual costs are incurred under this agreement.

Leases:

The Company leases certain equipment under capital lease transactions with an original cost of $261,168, which had a net book value at December 31, 2002 and 2001 of $20,942 and $58,515 respectively, and which is included in machinery and equipment. The Company also has several noncancelable operating leases, primarily for warehouse facilities and office space, that expire over the next five years. Rental expense for operating leases (except those with lease terms of a month or less that were not renewed) during 2002, 2001, and 2000 was $496,342, $357,605 and $152,965, respectively.

Future minimum lease payments under noncancelable operating leases (with initial or remaining lease terms in excess of one year) and future minimum capital lease payments as of December 31, 2002 are:

Year ending December 31	Capital leases	Operating leases
2003	$4,921	$419,494
2004	-	331,796
2005	-	283,802
2006	-	53,125
2007	-	-

Total minimum lease payments	4,921	$1,088,216

Less amount representing interest	(215)

Present value of net minimum capital lease payments	$4,706

PLUG POWER INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

Concentrations of credit risk:

Concentrations of credit risk with respect to receivables exist due to the limited number of select customers that the Company has initial commercial sales arrangements. To mitigate credit risk, the Company applies standard credit approvals and performs appropriate evaluation of a prospective customer's financial condition. At December 31, 2002, four customers comprise approximately 71% of the total accounts receivable balance, with each customer individually representing 27%, 20%, 12% and 12% of total accounts receivable, respectively. For the year ended December 31, 2002, product and service revenue recognized on sales arrangements with these four customers represented approximately 81% of total product and service revenue, with each customer individually representing 66%, 1%, 3%, and 11% of recognized product and service revenue, respectively.

The Company has cash deposits in excess of federally insured limits. The amount of such deposits is approximately $8.7 million at December 31, 2002.

Employment Agreements:

The Company is party to employment agreements with certain executives which provide for compensation and certain other benefits. The agreements also provide for severance payments under certain circumstances.

15.    Subsequent Event

Acquisition of H Power Corp.: On March 25, 2003, the Company consummated a merger transaction with H Power Corp. ("H Power"), a company also involved in the design, development, and manufacture of proton-exchange membrane fuel cells and fuel cell systems, pursuant to which the Company acquired H Power in a stock-for-stock exchange. In connection with the transaction, H Power stockholders will receive 0.8305 shares of the Company's common stock for each share of H Power common stock held immediately prior to the transaction resulting in the issuance of approximately 9.0 million shares of the Company's common stock. Immediately following the transaction, the Company will have approximately 60.0 million shares outstanding and H Power will become a wholly-owned subsidiary of the Company.

Based upon the quoted market price of the Company's common stock on March 25, 2003, the fair value of the shares to be issued as a result of the transaction is estimated at approximately $47.3 million. As part of the acquisition, the Company acquired cash, cash equivalents and marketable securities of H Power of approximately $30 million after payment of certain integration costs and expenses associated with the consummation of the merger. The Company will include H Power in its consolidated financial position and results of operations beginning in the first quarter of 2003.

16.    Quarterly Financial Data (unaudited)

	Quarters Ended
	March 31, 2002	June 30, 2002	September 30, 2002	December 31, 2002
Product and service revenue	$2,573	$2,190	$2,619	$2,045
Contract revenue	332	354	374	1,331
Net loss	(11,596)	(12,229)	(10,674)	(12,719)
Loss per share:
Basic and diluted	(0.23)	(0.24)	(0.21)	(0.25)

	Quarters Ended
	March 31, 2001	June 30, 2001	September 30, 2001	December 31, 2001
Product and service revenue	$-	$-	$437	$2,136
Contract revenue	1,027	1,289	483	369
Net loss	(19,014)	(18,320)	(18,708)	(17,070)
Loss per share:
Basic and diluted	(0.43)	(0.41)	(0.38)	(0.34)